Exhibit 21.1

SCM MICROSYSTEMS INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
United States:
SCM Microsystems (U.S.) Inc.	Delaware
Microtech International Inc.	Connecticut
Dazzle Holdings Inc. (U.S.)	Delaware
SCM (fka) Dazzle Multimedia Inc.	Delaware
Europe:
SCM Microsystems GmbH	Germany
SCM Microsystems Group Ltd.	United Kingdom
SCM Microsystems Netherlands BV	The Netherlands
Asia:
SCM Microsystems (Asia) Pte. Ltd.	Singapore
SCM Microsystems (Japan) KK	Japan

     All subsidiaries of the registrant are wholly owned, directly or indirectly by SCM Microsystems, and do business under their legal names.